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                                                                      EXHIBIT 11


                         MCDERMOTT INTERNATIONAL, INC.
                         CALCULATION OF EARNINGS (LOSS)
                     PER COMMON AND COMMON EQUIVALENT SHARE


              (In thousands, except shares and per share amounts)


                           PRIMARY AND FULLY DILUTED

                                                                                            THREE MONTHS ENDED
                                                                                       6/30/95             6/30/94
                                                                                       -------             -------
Income before cumulative effect of
  accounting change                                                                $       8,832       $      3,118

Less dividend requirements of preferred stock, Series C                                   (2,066)            (2,066)
----------------------------------------------------------------------------------------------------------------------
Income before cumulative effect applicable to
  common stock                                                                             6,766              1,052

Cumulative effect of accounting change                                                      -                (1,765)
----------------------------------------------------------------------------------------------------------------------
Net income (loss) for primary computation                                          $       6,766       $       (713)
======================================================================================================================

Weighted average number of common
  shares outstanding during the period                                                54,017,783         53,478,556

Common stock equivalents of stock options and stock
  appreciation rights based on "treasury stock" method                                   395,323            145,130
----------------------------------------------------------------------------------------------------------------------

Weighted average number of common
  shares outstanding during the period                                                54,413,106         53,623,686
======================================================================================================================
Earnings (Loss) per common and
  common equivalent share: (1)

Income before cumulative effect of
  accounting change                                                                $        0.12       $       0.02
Accounting change                                                                           -                 (0.03)
----------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                                  $        0.12       $      (0.01)
======================================================================================================================

(1) Earnings (Loss) per common and common equivalent share assuming full dilution are the same for the periods presented.